Exhibit 99.1

Amylin Pharmaceuticals, Inc.	Tel	(858) 552 2200
9360 Towne Centre Drive	Fax	(858) 552 2212
San Diego, CA 92121 USA	www.amylin.com

Contact:	Alice Izzo
Phone:	(858) 642-7272
Email:	alice.izzo@amylin.com

Amylin Pharmaceuticals Announces Slate of Directors for

Annual Meeting of Stockholders

SAN DIEGO, March 30, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced its director nominees for election at the 2009 Annual Meeting of Stockholders. Over the past several months, the Company’s Corporate Governance Committee, in consultation with other independent directors, engaged in a rigorous process to identify a slate of highly qualified and experienced nominees that the Board strongly believes will best serve the interests of all Amylin stockholders. This included obtaining input from many of our stockholders and a review of potential nominees, including those proposed by stockholders and those identified by an independent search firm.

The two new independent nominees to the Board are Paul N. Clark, former Chairman, Chief Executive Officer and President of Icos Corporation and Paulo F. Costa, former President and Chief Executive Officer of Novartis U.S. Corporation. Both Mr. Clark and Mr. Costa possess valuable commercial and operational expertise in the biopharmaceutical industry, which will serve to augment the strengths of the Board.

Mr. Clark has served as an Operating Partner of Genstar Capital since 2007. Prior to joining Genstar, he served in numerous capacities at Icos Corporation, including Director, Chief Executive Officer, President and Chairman of the Board where he led the company through a period of considerable growth, including the successful commercialization of Cialis® (tadalafil). Mr. Clark also worked in key capacities for Abbott Laboratories, retiring from Abbott as Executive Vice President and a Board member. Mr. Clark has pharmaceutical commercialization expertise and broad experience in sales, marketing and operational roles with numerous healthcare and pharmaceutical companies. Mr. Clark received his M.B.A. from Dartmouth College and his B.S. in Finance from the University of Alabama.

Mr. Costa held many roles at Novartis, including President and Chief Executive Officer of Novartis U.S. Corporation, Head of the Americas, and President and Chief Executive Officer of Novartis Pharmaceutical Corporation. Prior to joining Novartis, Mr. Costa worked at Johnson & Johnson for 30 years, where he served as President of Janssen Pharmaceutica, Executive Vice President, Global Franchise Development, and was a member of Johnson & Johnson’s Group Operating Committee. Mr. Costa has held various sales and marketing positions and has more than 20 years of general management experience, having launched 10 pharmaceutical products in various therapeutic areas in the U.S. market. Mr. Costa earned his M.B.A. from Harvard Business School and is a graduate of the São Paulo School of Business Administration.

In addition to the new nominees, the Company is nominating current directors Adrian Adams, Steven R. Altman, Teresa Beck, Daniel M. Bradbury, Joseph C. Cook, Jr., Karin Eastham, James R. Gavin III, M.D., Ph.D., Jay S. Skyler, M.D., Joseph P. Sullivan and James N. Wilson for re-election. With their broad range of expertise, diverse perspectives, and in-depth knowledge of Amylin’s business, these directors will continue to serve the best interests of all Amylin stockholders.

“We are confident that this is the right slate to represent the interests of all our stockholders and to ensure that Amylin is well positioned for sustainable long-term success,” said James N. Wilson, Lead Independent Director of Amylin’s Board. “We engaged in a thorough and comprehensive process to assemble this slate. After considerable evaluation, we identified these nominees as those most qualified to serve the needs of the Company and maximize value for all Amylin stockholders.”

Two current directors, Howard E. (Ted) Greene, Jr. and Ginger L. Graham, will not stand for re-election this year. The Company greatly appreciates Mr. Greene’s and Ms. Graham’s many years of dedicated service to build and grow the Company, both as directors and former leaders of Amylin.

Stockholders may review more detailed biographies of all Amylin’s nominees in the Company’s preliminary proxy statement filed today with the Securities and Exchange Commission.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks and uncertainties that are described in the Company’s recently filed annual report on Form 10-K. Amylin disclaims any obligation to update these forward-looking statements.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Amylin will be filing a proxy statement with the Securities and Exchange Commission (“SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s Web site at www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

Participants in Solicitation

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information regarding the interests of Amylin’s directors and executive officers in the proxy contest will be included in Amylin’s definitive proxy statement.

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